Exhibit 10.5.4
SUBLEASE AGREEMENT
     THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of the 25th day of July, 2008, by and between FREMONT INVESTMENT & LOAN, a California industrial bank (“Sublandlord”), and CAPITALSOURCE BANK, a California industrial bank (“Subtenant”).
WITNESSETH:
     WHEREAS, by that certain Standard Office Lease dated April 23, 2004, as modified by a certain Notice of Lease Term Dates and by a certain Lease Amendment No. 1 dated as of August, 2004, and by a certain Lease Amendment No. 2 dated as of November  , 2004, and by a certain Third Amendment to Standard Office Lease dated as of November 15, 2005 (collectively, the “Prime Lease”), AEW LT Brea Imperial Centre, LLC (“Landlord”) leases to Sublandlord certain premises (the “Master Premises”) in the building located at 2727 East Imperial Highway, Brea, California (the “Building”);
     WHEREAS, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, certain space situated on the first (1st) floor of the Building, consisting of approximately thirty-nine thousand seven hundred forty-four (39,744) square feet of rentable area, as outlined on Exhibit A attached hereto (the “Subleased Premises”), all upon the terms and subject to the conditions and provisions hereinafter set forth; and
     WHEREAS, the Subleased Premises consist of thirty-seven and 97/100 percent (37.97%) of the Master Premises (the “Subtenant’s Pro Rata Share”).
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:
     1. Demise; Use. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Subleased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for general office use and for no other purpose. The subleasing of the Subleased Premises includes reasonable use, in common with Sublandlord, of the conference rooms, reception area, kitchens/pantries, mail rooms and similar support facilities in the Master Premises.
     2. Term.
     (a) The term of this Sublease shall commence (the “Commencement Date”) on the date hereof, and, unless sooner terminated pursuant to the provisions hereof, shall continue through January 31, 2009, after which, unless Subtenant gives thirty (30) days’ prior written notice to Sublandlord, this Sublease shall continue in force as a Sublease from month-to-month. In such event, this Sublease shall thereafter be terminable by Subtenant, as of the end of any calendar month, upon at least thirty (30) days’ prior written notice of termination delivered by Subtenant to Sublandlord. In no event, however, shall the Sublease continue beyond August 31, 2009, regardless whether or not any notice of termination is delivered by Subtenant to Sublandlord, without the written consent of Sublandlord, which consent shall not be unreasonably withheld. If the personnel to be employed by Subtenant who currently occupy offices in the Master Premises (collectively, the “Subtenant’s Employees”) are not yet all located within the Subleased Premises as of the Commencement Date, then for the period from the Commencement Date through the date on which all of the Subtenant’s Employees are located within the Subleased Premises, the Subtenant’s Employees shall have the license to continue to occupy their existing offices within the Master Premises, together with the nonexclusive right to use the conference rooms, reception area, kitchens/pantries, mail rooms and similar support facilities in the Master Premises. Notwithstanding the forgoing, following written request from Sublandlord, Subtenant shall relocate all of the Subtenant’s Employees to the Subleased Premises within thirty (30) days of such written request. If the Prime Lease terminates or is terminated for any reason whatsoever, then this Sublease shall terminate simultaneously therewith.
     (b) Notwithstanding anything in this Sublease to the contrary, Subtenant shall have the right to terminate this Sublease at any time, without fee or penalty, upon delivering at least thirty (30) days’ prior written notice of such early termination to Sublandlord.
     3. Base Rent.
     (a) Subtenant shall pay to Sublandlord base annual rental (“Base Rent”) for the Subleased Premises in an amount equal to the Subtenant’s Pro Rata Share of the Base Rent (as defined in the Prime Lease) payable by Sublandlord pursuant to the Prime Lease, as such Base Rent may be adjusted from time to time pursuant to the Prime Lease. Base Rent shall be due and payable in equal monthly installments. Each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Base Rent for such month shall be prorated; prorated Base Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences.
     (b) The Base Rent and any additional rent shall be paid to Sublandlord at its address set forth in Section 15(b) below or at such other place as Sublandlord may designate by notice to Subtenant. Nothing set forth herein shall be deemed to limit any right of setoff or recoupment that either party may have against the other.
     4. Additional Rent; Payments; Interest.
     (a) In addition to the Base Rent described above, Subtenant shall pay to Sublandlord additional rent in an amount equal to Subtenant’s Pro Rata Share of the additional rent payable by Sublandlord as a result of increases in Real Estate Taxes and Operating Expenses (as defined in the Prime Lease) pursuant to the Prime Lease.

     (b) In addition to the Base Rent described above, Subtenant shall pay to Sublandlord as additional rent all other amounts payable by Sublandlord under the Prime Lease which are attributable to the Subleased Premises or attributable to Subtenant, its agents, employees, customers or invitees, and such amounts shall not be limited to Subtenant’s Pro Rata Share. By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Subleased Premises at times in addition to those certain times specified in the Prime Lease, costs incurred by Landlord in repairing damage to the Building caused by an employee, agent, customer or invitee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Subleased Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Section 4(b).
     (c) In addition to the Base Rent described above, Subtenant shall pay to Sublandlord as additional rent all of the costs of maintaining and operating the electric generator (including, but not limited to, fuel costs) which provides electric power to the wire room located in the Subleased Premises, and such costs shall not be limited to Subtenant’s Pro Rata Share.
     (d) In addition to the Base Rent described above, Subtenant shall pay to Sublandlord $9,936 per month as additional rent for utilities in the Subleased Premises.
     (e) Each amount due pursuant to Sections 4(a), (b), (c) and (d) above and each other amount payable by Subtenant hereunder shall be due and payable on the date on which any such amount is due and payable under the Prime Lease.
     (f) All amounts other than Base Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease. All past due installments of Base Rent and additional rent shall bear interest from the date due until paid at the rate per annum equal to three percent (3%) in excess of any interest rate that is applicable to late payments pursuant to the Prime Lease, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. All past due installments of Base Rent and additional rent shall be subject to the same late charges as are applicable to late payments under the Prime Lease.
     5. Condition of Subleased Premises; Construction of Improvements; Maintenance of Subleased Premises.
     (a) Subtenant’s taking possession of the Subleased Premises shall be conclusive evidence as against Subtenant that the Subleased Premises were in good order and satisfactory condition when Subtenant took possession. No promise of Sublandlord to alter, remodel or improve the Subleased Premises and no representation respecting the condition of the Subleased Premises or the Building have been made by Sublandlord to Subtenant, and Subtenant shall accept delivery of the Subleased Premises in their “as is” condition. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Subleased Premises in at least as good condition as at the commencement of the term hereof, ordinary wear and tear excepted.
     (b) Subtenant at Subtenant’s sole cost and expense shall maintain all light fixtures and replace all bulbs and tubes in the Subleased Premises, to the extent such maintenance is not Landlord’s obligation under the Prime Lease.
     (c) Sublandlord shall leave in place in the Subleased Premises during the term of this Sublease all furniture, shelving, built-ins, and similar items currently situated in the Subleased Premises. At the expiration or sooner termination of the term of this Sublease, Subtenant shall restore such items to Sublandlord in the condition existing as of the date of this Sublease, reasonable wear and tear excepted.
     6. The Prime Lease.
     (a) This Sublease and all rights of Subtenant hereunder and with respect to the Subleased Premises are subject and subordinate to the terms, conditions and provisions of the Prime Lease. Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease. All of the terms, provisions, covenants and conditions of the Prime Lease are incorporated herein by reference and hereby made a part hereof.
     (b) Without limitation of the foregoing:
     (i) If Subtenant desires to take any action with respect to the Subleased Premises or otherwise and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Landlord and Sublandlord.
     (ii) Without limiting the generality of the foregoing, Subtenant shall not make any changes, alterations or additions in or to the Subleased Premises without the prior consent of Landlord and Sublandlord, which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed. Any removal of such changes, alterations or modifications required by Landlord or the provisions of the Prime Lease shall be performed by Subtenant at Subtenant’s sole cost;
     (iii) Except as otherwise provided herein, Sublandlord shall have all rights, privileges, options, reservations and remedies with respect to the Subleased Premises granted or allowed to or held by Landlord under the Prime Lease;
     (iv) Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease with respect to the Subleased Premises. All policies of liability insurance shall name as additional insureds Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them. Upon Sublandlord’s request, Subtenant shall furnish Sublandlord with certificates of insurance evidencing that Subtenant is carrying the insurance required to be carried by Subtenant hereunder; and
     (v) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated.
     (c) Notwithstanding anything contained herein or in the Prime Lease that may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:
     (i) Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, agents and contractors or sublet the Subleased Premises or any part thereof, without the prior written consent of Landlord and Sublandlord.
     (ii) Neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the Master Premises, or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Subleased Premises on account of such event;
     (iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the Master Premises or the Subleased Premises;
     (iv) Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space;
     (v) To the extent any of Sublandlord’s claims against the Landlord under the Prime Lease with respect to the Subleased Premises are assignable and Sublandlord fails to assert such claims against the Landlord within ten (10) days of Subtenant’s written request, Sublandlord assigns such claims to Subtenant; and
     (vi) Subject to Section 6(a) above, as between Sublandlord and Subtenant, in the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.

     (d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord, at no expense to Sublandlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease. Similarly, Subtenant does not assume any of the obligations or liabilities of Sublandlord under the Prime Lease with respect to the Master Premises, to the extent such obligations or liabilities are more extensive than the obligations and liabilities undertaken by Subtenant hereunder with respect to the Subleased Premises.
     (e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.
     (f) Subtenant acknowledges that it has received a true copy of the Prime Lease, that it has reviewed the Prime Lease, and that it is familiar with the contents thereof.
     7. Default by Subtenant.
     (a) Upon the happening of any of the following:
     (i) Subtenant fails to pay any Base Rent on the date it is due; provided, however, Subtenant shall not be in default hereunder unless such failure is not cured within five (5) days after Sublandlord’s written notice of such failure, it being acknowledged and agreed that Sublandlord shall not be obligated to provide such written notice to Subtenant more than once during the term of this Sublease and any subsequent failure by Subtenant to pay Base Rent when due shall be a default hereunder with no notice or cure period required hereunder;
     (ii) Subtenant fails to pay additional rent or any other amount due from Subtenant hereunder and such failure continues for five (5) days after notice thereof from Sublandlord to Subtenant;
     (iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for twenty (20) days after notice thereof from Sublandlord to Subtenant; provided, however, that if such failure is not reasonably capable of being cured within such 20-day period notwithstanding the exercise of diligent efforts by Subtenant and Subtenant diligently commences to cure such failure and diligently pursues such cure, then the twenty (20) day period set forth herein shall be extended for such time as is necessary to cure such failure; or

     (iv) any other event occurs which involves Subtenant or the Subleased Premises and which would constitute a default under the Prime Lease if it involved Sublandlord or the Master Premises;
Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise against Subtenant, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord in its capacity as Tenant pursuant to the Prime Lease.
     (b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant and such failure or refusal is not cured within the applicable cure period set forth in Section 7(a) hereof, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and reasonable attorneys’ fees incurred by Sublandlord in connection therewith, together with interest on all of the foregoing at the rate specified in Section 4(d) above as applicable to late payments of rent, shall be due on demand as additional rent hereunder.
     8. Nonwaiver. Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.
     9. Cumulative Rights and Remedies. All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.
     10. Indemnity. Subject to Paragraph 11 below, Subtenant shall indemnify and hold Sublandlord, its employees and agents harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Sublandlord, directly or indirectly, based on or arising out of any negligent act or omission of Subtenant or any agent, employee, or contractor of Subtenant. Subject to Paragraph 11 below, Sublandlord shall indemnify and hold Subtenant harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Subtenant, directly or indirectly, based on or arising out of any negligent act or omission of Sublandlord or any agent, employee, or contractor of Sublandlord. Neither party shall have any liability to the other for consequential or punitive damages with respect to this Sublease.
     11. Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees, for any loss or damage that may occur to the Subleased Premises or the Master Premises, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against (or required by the Prime Lease or this Sublease to be insured against) under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law.
     12. Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.
     13. Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns. The provisions of Section 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.
     14. Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Subleased Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.
     15. Notices. Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to Sublandlord:
2727 East Imperial Highway
Brea, California 92821
Attention: Donald E. Royer, Executive Vice President
and General Counsel

     If to Subtenant:
4445 Willard Avenue
Twelfth Floor
Chevy Chase, Maryland, 20815
Attention: Steven Museles, Chief Legal Officer
Notices and demands shall be deemed to have been given three (3) business days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving notice to the other party.
     16. Authority of Subtenant, etc. Subtenant represents and warrants to Sublandlord that this Sublease has been duly authorized, executed and delivered by and on behalf of Subtenant and constitutes the valid, enforceable and binding agreement of Subtenant.
     17. Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord, and no lease, sublease or obligation of Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant.
     18. Parking. Subtenant shall have the right to use one hundred forty-nine (149) [4.5 spaces per 1,000 square feet of rentable area] of the unreserved nonexclusive parking spaces provided by Landlord to Sublandlord for parking at the Building.
     19. Counterparts. This Sublease may be executed in several counterparts, but all counterparts shall constitute but one and the same instrument.
[signatures on following page]

     IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

ATTEST/WITNESS:		Sublandlord:

FREMONT INVESTMENT & LOAN, a California industrial bank

By:	Peggy Cansdale	By:	/s/ Richard A. Sanchez

			Its:	Richard A. Sanchez EVP and Chief Administrative Officer

Subtenant:

CAPITALSOURCE BANK, a California industrial bank

By:	Lisa Havilland	By:	Steven A. Museles

			Its:	Executive Vice President